6.G(4)

 Code of Ethics – Principal Executive and Senior Officers

The attached Code of Ethics for Senior Officers (this “Code”) for the Trust applies to the Trust’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers”) for the purpose of promoting:

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honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust file with, or submit to, the SEC  and in other public communications made by the Trust;

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compliance with applicable laws and governmental rules and regulations;

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the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

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accountability for adherence to this Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Responsible Party/Compliance Process: Covered Officers/ CCO